Exhibit 10.01

SECURITIES PURCHASE AGREEMENT

by and among

WPCS INTERNATIONAL INCORPORATED,

BTX TRADER LLC,

DIVYA THAKUR

and

ILYA SUBKHANKULOV

dated as of November 26, 2014

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Table of Contents

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of November 26, 2014, by and among WPCS International Incorporated, a Delaware corporation (“Seller”), BTX Trader LLC, a Delaware limited liability company (the “Company”), Ilya Subkhankulov (“Subkhankulov”) and Divya Thakur (“Thakur” and together with Subkhankulov, the “Purchasers” and individually, a “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.07 hereof unless the context clearly provides otherwise.

WHEREAS, Seller owns all of the issued and outstanding common equity units of the Company, which as of the date hereof consists of 10,000 common equity units (the “Common Equity Units”);

WHEREAS, the Purchasers own senior secured convertible notes issued by the Seller in the aggregate principal amount of $439,408 (the “WPCS Notes”), which were issued pursuant to the securities purchase agreement dated December 4, 2012, by and among the Seller and the investors listed on the schedule of buyers attached thereto, as amended, modified and supplemented from time to time (the “WPCS Purchase Agreement”); and

WHEREAS, subject to the terms and conditions set forth herein, Purchasers desire to purchase from Seller all of the Common Equity Units and Seller desires to sell to Purchasers all of the Common Equity Units.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMMON EQUITY UNITS; CLOSING

Section 1.01.  Purchase and Sale of the Common Equity Units; Payment.

(a)          On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchasers, and Purchasers shall purchase from Seller, the Common Equity Units, free and clear of all Liens other than Permitted Liens, in the amounts set forth on Schedule A hereto, in exchange for the cancellation and return to the Seller of the WPCS Notes, along with all rights owned by the Purchasers under the WPCS Notes and all Transaction Documents (as defined in the WPCS Purchase Agreement) (collectively, the “Purchase Price”).

(b)          The purchase and sale of the Common Equity Units is referred to in this Agreement as the “Acquisition.”

Section 1.02.  Closing Date. The closing of the Acquisition and the other transactions contemplated hereby shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, New York 10006, at 10:00 a.m. Eastern Standard Time on November 26, 2014 or at such other time as mutually agreed to in writing by the Seller and the Purchasers (the “Closing Date” and collectively, the “Closing”). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

Section 1.03.  Transactions to be Effected at the Closing. At the Closing:

(a)          Seller shall deliver to Purchasers:

(i)          certificates representing the Common Equity Units, free and clear of all Liens other than Permitted Liens, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer with all required stock transfer tax stamps affixed thereto;

(ii)         all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 5.01 of this Agreement; and

(iii)        $25,000 by way of wire transfer, or evidence of repayment of the $25,000 intercompany loan from the Company to the Seller.

(b)          Purchasers shall deliver to Seller:

(i)          the WPCS Notes;

(ii)         a letter of resignation of Thakur from the board of directors of the Seller, in the form attached hereto as Exhibit A;

(iii)        a letter of acknowledgement of the Purchasers that all outstanding options granted by the Seller are terminated and forfeited by the Purchasers, in the form attached hereto as Exhibit B; and

(iv)        all other agreements, documents, instruments or certificates required to be delivered by Purchasers at or prior to the Closing pursuant to Section 5.02 of this Agreement.

ARTICLE II

Representations and Warranties OF Seller

Except as set forth in the SEC Documents filed during the period beginning on December 17, 2013 and ending on the date of this Agreement, to the extent reasonably apparent from the disclosure therein, Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 2.01.  Organization.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Seller and the Company (i) has been duly organized and is validly existing in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted and (ii) is duly qualified as a foreign corporation for the transaction of business, and is in good standing (to the extent such concept is applicable) under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b)          Neither the Seller nor the Company is in breach or violation of any of its certificate of incorporation, bylaws or other Organizational Documents, except for any breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Prior to the Closing Date, Seller will deliver or make available to Purchaser true and complete copies of the Company’s certificate of incorporation, bylaws or other Organizational Documents, each as amended to date.

Section 2.02. Capitalization. The Common Equity Units are all of the issued and outstanding equity interests in the Company. All of the Common Equity Units have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned of record and beneficially by Seller. All of the Common Equity Units were issued in compliance with applicable Laws. None of the Common Equity Units were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants or other rights of any kind relating to the sale, issuance or voting of any Common Equity Units or any securities convertible into or evidencing the right to purchase any Common Equity Units. To Seller’s Knowledge, the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Equity Units. The Company does not own any shares of capital stock of or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

Section 2.03.  Authority; Execution and Delivery; Enforceability. Seller has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

Section 2.04.  Title to Common Equity Units. Seller has good and valid title to the Common Equity Units, free and clear of all Liens other than Permitted Liens. Upon Seller’s receipt of the Purchase Price, good and valid title to the Common Equity Units will pass to the Purchaser, free and clear of all Liens, other than those arising from acts of Purchaser and other than Permitted Liens.

Section 2.05.  No Conflicts; Consents.

(a)          The execution and delivery by Seller of this Agreement do not, and the performance of this Agreement, including the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Seller with the terms hereof will not, (1) conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation, bylaws or other Organizational Documents of Seller or the Company, (ii) any written contract to which the Company is a party or by which any of its properties or assets is bound, which is material to the business of such Company, or (iii) any Law applicable to the Company or its properties or assets, other than in each case any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (2) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company.

(b)          No notice to, or Consent of, any Person, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Seller or the Company in connection with Seller’s execution, delivery and performance of this Agreement or Seller’s consummation of the Acquisition or the other transactions contemplated hereby except for such Consents, registrations, declarations or filings which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.06.  Litigation. There is no pending, or to Seller’s Knowledge, threatened in writing action, claim, suit, proceeding or investigation against the Company, or to which any property, assets or rights of the Company is subject, nor is the Company subject to any Order that remains outstanding or unsatisfied, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 2.07.  Brokers and Finders. Neither the Company nor its Affiliates have retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 2.08.  BTX Financials. Seller has delivered to Purchasers unaudited, estimated consolidated balance sheet of the Company as of October 31, 2014 and the unaudited, estimated related income statement for the quarter ended October 31, 2014 (the “Financial Statements”). To the Seller’s Knowledge, the Financial Statements fairly present the financial condition and the results of operations of the Company as of their respective dates and for the periods then ended in accordance with GAAP consistently applied. To the Seller’s Knowledge, there are, and as of the Closing Date there will be, no liabilities or obligations of any nature, whether absolute, accrued, contingent, known, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements in accordance with GAAP, including without limitation, material unreserved negative contractual obligations, litigation or contingent liabilities other than customary service and product warranty obligations, which are not material in nature, of the Company except (i) liabilities and obligations reflected in the Financial Statements and (ii) liabilities and obligations incurred between the date of the Interim Financial Statements and the Closing Date in the ordinary course of the business of the Company.

Section 2.09.  Disclaimer of Other Representations and Warranties. Except as otherwise expressly set forth in this Article II, Seller makes no other representations or warranties and expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the business of the Company or the assets of the Company, and Seller specifically disclaims any implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Company, or any part thereof.

ARTICLE III

Representations and Warranties of Purchaser

Each Purchaser hereby severally, but not jointly, represents and warrants to Seller as follows as of the date hereof:

Section 3.01.  Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action. Purchaser has duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

Section 3.02.  No Conflicts; Consents.

(a)          The execution and delivery by Purchaser of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, (i) have a Purchaser Material Adverse Effect or (ii) conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (A) any contract to which Purchaser is a party or by which any of its properties or assets is bound, (B) any Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (A) and (B) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

Section 3.03.  Investment Representation. Purchaser acknowledges that Seller has made (or caused to be made) available to Purchaser and its representatives the opportunity to ask questions of the officers and management of the Company as well as access to the documents, information and records of the Company, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Company and its assets, liabilities, business and financial condition. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of an investment in the Common Equity Units. Purchaser is acquiring the Common Equity Units for its own account and for investment and not with a view toward or for sale in connection with any distribution (as such term in used in Section 2(a)(11) of the Securities Act) thereof in violation of the Securities Act. Purchaser is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) and understands that the Common Equity Units have not been registered under the Securities Act or registered or qualified under any applicable state securities laws. Purchaser understands and agrees that the Common Equity Units may not be sold, transferred, offered for sale or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

Section 3.04.  No Knowledge of Misrepresentation or Omission. To the Knowledge of the Purchaser, the representations and warranties of Seller made in this Agreement are true and correct.

Section 3.05.  Brokers and Finders. Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.06.  Ownership of WPCS Notes. Each Purchaser owns and holds, beneficially and of record, the entire right, title, and interest in and to the WPCS Notes (including, without limitation, accrued and unpaid interest thereon), free and clear of all rights and Encumbrances (as defined below).  Purchaser has full power and authority to transfer and dispose of the WPCS Notes (including, without limitation, accrued and unpaid interest thereon), free and clear of any right or Encumbrance other than restrictions under the Securities Act and applicable state securities laws.  Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any person to acquire all or any of the WPCS Notes. “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future.

Section 3.07. Certain Purchaser Acknowledgments.

(a)          Purchaser acknowledges that neither Seller nor the Company, nor any other Person acting on behalf of Seller or the Company or any of their Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the Company or their respective businesses or assets, except as expressly set forth in Article II. Purchaser further agrees that neither Seller nor any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information and any information, document or material made available to Purchaser or Purchaser’s representatives in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(b)          In connection with Purchaser’s investigation of the Company, Purchaser or Purchaser’s representatives have received from or on behalf of Seller and the Company certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Seller or any other Person with respect thereto. Accordingly, neither Seller nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE IV

Covenants

Section 4.01.  Access and Investigation. Between the date of this Agreement and the Closing Date and upon reasonable advance notice from a Purchaser, Seller will, and will cause the Company and its representatives to, (a) afford the Purchasers and their representatives and prospective lenders and their representatives full and free access to the Company’s personnel, properties (including subsurface testing), Contracts, books and records, and other documents and data, (b) furnish such Persons with copies of all such Contracts, books and records, and other documents and data as the Purchasers may reasonably request, and (c) furnish such Persons with such additional financial, operating and other data and information as the Purchasers may reasonably request.

Section 4.02.  Retention of Books and Records. In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, for a period of seven (7) years following the Closing, the Purchasers shall retain the books and records of the Company relating to the business of the Company for periods prior to the Closing, and upon reasonable notice, afford the officers, employees, agents and representatives of Seller reasonable access (including the right to make photocopies, at the expense of Seller), during normal business hours, to such books and records.

Section 4.03.  Expenses; Transfer Taxes.

(a)          Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, including all costs and expenses incurred pursuant to this Section 4.03.

(b)          Notwithstanding anything to the contrary contained herein, Purchaser shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

Section 4.04.  Post-Closing Cooperation. Seller and the Purchasers shall cooperate with each other, and shall cause their Affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, for a reasonable period after the Closing to ensure the orderly transition of the Company from Seller to the Purchasers and to minimize any disruption to the Company and the other respective businesses of Seller and the Purchasers that may result from the transactions contemplated by this Agreement. After the Closing, upon reasonable written notice, Seller and the Purchasers shall furnish or cause to be furnished to each other and their Affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company (to the extent within the control of such Party) as is reasonably necessary for financial reporting and accounting matters.

Section 4.05.  Publicity. No public release or announcement concerning the Acquisition and the other transactions contemplated by this Agreement shall be issued by any Party following the Closing Date without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.06.  Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to complete the Acquisition and to consummate the transactions contemplated by this Agreement.

Section 4.07.  Survival and Right to Indemnification.

(a)          All of Purchasers’ and Seller’s representations, warranties, covenants, and/or obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated herein for a one year period from the Closing.

(b)          The Seller covenants and agrees to indemnify, defend, protect and hold harmless the Purchasers, and their agents, representatives and affiliates (collectively, together with Purchasers, the “Purchaser Indemnified Parties”) at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim and regardless of any negligence of any Purchaser Indemnified Party (collectively, “Purchaser Losses”), incurred by any Purchaser Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of the Seller set forth herein or in certificates delivered in connection herewith, or (ii) any breach or nonfulfillment of any covenant or agreement (including any other agreement of the Seller to indemnify the Purchaser as set forth in this Agreement) on the part of the Seller under this Agreement, provided, however, that in no event shall Seller’s liability for Purchaser Losses exceed an aggregate amount of One Hundred Thousand Dollars ($100,000).

(c)          The Purchasers covenant and agree to indemnify, defend, protect and hold harmless the Seller, and its officers, directors, employees, stockholders, agents, representatives and affiliates (collectively, together with Seller, the “Seller Indemnified Parties”) at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim and regardless of any negligence of any Seller Indemnified Party (collectively, “Seller Losses”), incurred by any Seller Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of the Purchaser set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement (including any other agreement of the Purchaser to indemnify Seller as set forth in this Agreement) on the part of the Purchaser under this Agreement, (iii) any debt, liability or obligation of the Company, (iv) the conduct and operations of the business of the Company whether before or after Closing, (v) claims asserted against the Company whether before or after Closing, or (vi) any federal or state income tax payable by Seller and attributable to the transaction contemplated by this Agreement provided, however, that in no event shall Purchasers’ liability for Seller Losses exceed an aggregate amount of One Hundred Thousand Dollars ($100,000).

ARTICLE V

CONDITIONS TO CLOSE

Section 5.01.  Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchasers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)          All of Seller’s and Company’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if then made;

(b)          All of the covenants and obligations that the Seller is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects at the Purchasers’ reasonable satisfaction;

(c)          Since the date of this Agreement, no event or circumstance shall have occurred that, individually, or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)          There must not have been made or threatened by any Person who is not a party to this Agreement any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of or any other voting, equity or ownership interest in the Company, or (b) is entitled to all or any portion of the Purchase Price; and

(e)          There must not be in effect any Law or Order that (a) prohibits the Acquisition or consummation of the transactions contemplated under this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

Section 5.02.  Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          All of the Purchasers’ representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made;

(b)           All of the covenants and obligations that the Purchasers’ are required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects at Seller’s reasonable satisfaction; and

(c)          There must not be in effect any Law or Order that (a) prohibits the Acquisition or consummation of the transactions contemplated under this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE VI

RELEASES

Section 6.01.  Release by the Purchasers. Each Purchaser, on behalf of himself, his heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and successors in interest, and all persons acting by, through, under, or in concert with him, and each of them, hereby release and discharge the Seller, together with the Seller’s predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, judgments, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, whether known or unknown, from the beginning of time to the date of this Agreement, which such Purchaser has, or may have had, against the Seller, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from any agreement or other matter between the Purchaser and the Seller.

Section 6.02.  Release by Seller. The Seller, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge each Purchaser, together with the Purchaser’s heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and successors in interest, and all persons acting by, through, under, or in concert with him, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, judgments, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, whether known or unknown, from the beginning of time to the date of this Agreement, which Seller has, or may have had, against either Purchaser, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from any agreement or other matter between the Seller and such Purchaser.

Section 6.03.  Release by the Company. The Company, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the Seller, together with the Seller’s predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, judgments, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, whether known or unknown, from the beginning of time to the date of this Agreement, which the Company has, or may have had, against the Seller, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from any agreement or other matter between the Company and the Seller.

ARTICLE VII

TERMINATION

Section 7.01.  Termination Events. Subject to Section 7.02, this Agreement may, by notice given before or at the Closing, be terminated:

(a)          by mutual consent of the Purchasers and Seller;

(b)          by the Purchasers if Seller has committed a material breach of any provision of this Agreement, the Purchasers have not waived such material breach and Seller has not cure such material breach within 30 days of receipt of written notice (with specificity) of such;

(c)          by Seller if the Purchasers have committed a material breach of any provision of this Agreement, Seller has not waived such material breach and the Purchasers have not cure such material breach within 30 days of receipt of written notice (with specificity) of such;

(d)          by the Purchasers if the satisfaction of any condition in Section 5.01 is or becomes impossible (other than through the failure of the Purchasers to comply with its obligations under this Agreement) and the Purchasers have not waived such condition; or

(e)          by Seller if the satisfaction of any condition in Section 5.02 is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition.

Section 7.02.  Effect of Termination. Each Party’s right of termination under Section 7.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.01, all obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 8.09, 8.10, 8.11, 8.12, and 8.13 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of any other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies, including the right to an immediate refund of any amounts paid to the other Party under this Agreement, will survive such termination unimpaired.

ARTICLE VIII

General Provisions

Section 8.01.  Statutes. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been amended or re-enacted.

Section 8.02.  Non-Business Days. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

Section 8.03.  Amendments; Waivers. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Seller and Purchaser. By an instrument in writing, Purchaser or Seller may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.04.  Assignment. This Agreement and the rights and obligations under this Agreement shall not be assignable or transferable by any Party (including by operation of law in connection with a merger or consolidation of such Party) without the prior written consent of the other Party, such consent not to be unreasonably withheld. Any attempted assignment in violation of this Section 8.04 shall be void.

Section 8.05.  No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.06.  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.06):

If to Purchaser, to:	Messrs. Ilya Subkhankulov and Divya Thakur c/o BTX Trader, LLC 79 Madison Ave, 3rd Floor New York, NY 10016
with a copy (which will not constitute notice) to:	Farrell Fritz, P.C. 1320 RXR Plaza Uniondale, New York 11556-1320 Facsimile: (516) 336-2216 Attention: Alon Y. Kapen, Esq.
If to Seller, to:	WPCS International Incorporated 521 Railroad Avenue Suisun City, California 94585 Facsimile: (707) 421-1359 Attention: Chief Executive Officer
with a copy (which will not constitute notice) to:	Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Facsimile: (212) 930-9725 Attention: Harvey Kesner

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.07.  Interpretation; Exhibits and Sections; Certain Definitions.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Exhibits hereto.

(b)          The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)          For all purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“Company Material Adverse Effect” means any event, change, development, effect or occurrence (an “Effect”) that, individually or together with any other Effect, is materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company, taken as a whole; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any Effect to the extent resulting from the following: (a) any Effect affecting the businesses or industries in which the Company operates (including general pricing changes), (b) any change in general economic or business conditions, including changes in the financial, securities or credit markets (including changes in interest rates and currency rates), or changes in such conditions in any area in which the Company operates, (c) any change in global or national political conditions, (d) the negotiation, execution, announcement, pendency or performance of this Agreement and the transactions contemplated by this Agreement, (e) any failure, in and of itself, of the Company to meet any estimates, expectations, forecasts or projections, including revenues, earnings or other measures of financial performance, for any period; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (a), (b), (c), (d), (f), (g), (h), (i) or (j) of this definition, be considered in determining whether a Company Material Adverse Effect has occurred, (f) any change in GAAP or other accounting standards or any change in any Laws or interpretations thereof, in each case, after the date of this Agreement, (g) any act of God or any change that is the result of any outbreak or escalation of acts of war, material armed hostilities or other material international or national calamity, acts of terrorism or natural disasters, (h) any loss of or adverse change in the business relationship between the Company, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (i) any fees, expenses or change of control payments incurred in connection with this Agreement and the transactions contemplated by this Agreement or (j) any action expressly required or permitted by this Agreement, including actions required to be taken by this Agreement upon the specific request of Purchaser, or the failure to take any actions due to the restrictions set forth in this Agreement; except, with respect to clauses (a), (b), (c), (f) or (g), so long as such changes do not have a disproportionate adverse impact on the Company, taken as a whole, relative to other businesses of similar size operating in the same industry in which the Company operates.

“Consent” means any consent, approval, authorization, permit, clearances, exemption and notice.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, deeds, undertakings, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Order” means order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Party” means any of the Purchasers, Seller or the Company, and “Parties” means both of them collectively.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges or assessments not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby.

“Purchaser’s Knowledge” or “Knowledge of the Purchaser” means the actual knowledge of the Purchaser.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all forms, statements, reports and documents, together with any required amendments thereto, that the Seller was required to file or furnish with the SEC pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Knowledge” or “Knowledge of the Seller” means the actual knowledge of any of the executive officers or the directors of Seller.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(d)          Index of Defined Terms.

Defined Term	Section	Page

Agreement	Preamble	1

Acquisition	1.01(b)	1

Common Equity Units	Preamble	1

Closing	1.02	2

Closing Date	1.02	2

Company	Preamble	1

Effect	Definition of “Company Material Adverse Effect”	15

Encumbrances	3.06	6

Financial Statements	2.08	4

Purchase Price	1.01(a)	1

Purchaser	Preamble	1

Purchaser Indemnified Parties	4.07(b)	9

Purchaser Losses	4.07(b)	9

Purchasers	Preamble	1

Seller	Preamble	1

Seller Indemnified Parties	4.07(c)	9

Seller Losses	4.07(c)	9

Subkhankulov	Preamble	1

Thakur	Preamble	1

WPCS Notes	Preamble	1

WPCS Purchase Agreement	Preamble	1

Section 8.08.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Section 8.09.  Entire Agreement; Survival. This Agreement (including the Exhibits to this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 8.10.  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 8.12.  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13.  Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.06. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ SEBASTIAN GIORDANO
Name: Sebastian Giordano
Title: Chief Executive Officer

BTX TRADER LLC

By:	/s/ ILYA SUBKHANKULOV
Name: Ilya Subkhankulov
Title: Chief Operating Officer

DIVYA THAKUR

/s/ DIVYA THAKUR

ILYA SUBKHANKULOV

/s/ ILYA SUBKHANKULOV

Signature Page to Securities Purchase Agreement

SCHEDULE A

Purchaser	Number of Common Equity Units Acquiring

Divya Thakur	6,000
Ilya Subkhankulov	4,000
Total:	10,000

EXHIBIT A

November 26, 2014

To the Board of Directors

of WPCS International Incorporated:

Ladies and Gentlemen:

I hereby resign as a director of WPCS International Incorporated, a Delaware corporation (the “Company”), effective immediately.

Further, I hereby confirm that there are no any outstanding remuneration, fees or any monies of any nature owed to me by the Company, I have no claim against the Company in respect of any outstanding remuneration, fees or monies owed of any nature.

Divya Thakur

EXHIBIT B

November 26, 2014

WPCS International Incorporated

521 Railroad Avenue

Suisun City, California 94585

Re:         Termination of Stock Option Agreement

Ladies and Gentlemen:

This letter shall serve as a mutual agreement to terminate the employee nonstatutory stock option agreement, dated as of April 24, 2014, between Divya Thakur (the “Holder”) and WPCS International Incorporated (“WPCS”) (the “Agreement”). Effective immediately, the Agreement shall be deemed terminated and the Holder hereby confirms that any options granted by WPCS shall be deemed null and void and forfeited by the Holder.

Divya Thakur

Accepted to and agreed this

26th day of November, 2014:

WPCS INTERNATIONAL INCORPORATED

By: Sebastian Giordano
Title: Chief Executive Officer

November 26, 2014

WPCS International Incorporated

521 Railroad Avenue

Suisun City, California 94585

Re:          Termination of Stock Option Agreement

Ladies and Gentlemen:

This letter shall serve as a mutual agreement to terminate the employee nonstatutory stock option agreement, dated as of April 24, 2014, between Ilya Subkhankulov (the “Holder”) and WPCS International Incorporated (“WPCS”) (the “Agreement”). Effective immediately, the Agreement shall be deemed terminated and the Holder hereby confirms that any options granted by WPCS shall be deemed null and void and forfeited by the Holder.

Ilya Subkhankulov

Accepted to and agreed this
26th day of November, 2014:

WPCS INTERNATIONAL INCORPORATED

By: Sebastian Giordano
Title: Chief Executive Officer